Exhibit 10.1

February 9, 2024

Laura Pitlik

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Dear Laura:

As discussed, you notified Arcadia Biosciences, Inc. (the "Company") on February 9, 2024, that you were resigning as an employee of the Company, effective March 1, 2024. This letter of agreement ("Agreement") sets forth the terms and conditions of your separation from employment with the Company.

1.
Separation. Your date of voluntary resignation is February 9, 2024, with your last day of employment, March 1, 2024 (the “Separation Date”).
2.
Accrued Salary, Vacation and Bonus. On the Separation Date the Company will pay you all accrued salary, all accrued and unused vacation earned through the Separation Date and your year-end bonus for 2023, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.
3.
Separation Payment. The Company will make a Separation Payment to you in the amount of $62,500.00, in the form of a lump sum, less standard payroll deductions and withholdings. To be eligible to receive the Separation Payment, you must sign and return this Agreement to the Company within forty- five (45) calendar days after the date listed above (which is the date this Agreement was provided to you for consideration).
4.
Health Insurance. This provision applies only if you have been covered under the Company’s health insurance plan, if any. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, the Company will provide you an additional check in the amount of $3,384.78 less standard payroll deductions and withholdings. The net amount of this check has been grossed-up and covers 3-months of your current health coverage, both the employee and employer cost, plus 2% so you can continue the same coverage under COBRA, or purchase your own health coverage starting April 1, 2024. You will be provided with a separate notice describing your rights and obligations under COBRA.
5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive, in connection with your employment with the Company, any additional compensation, benefits or severance after the Separation Date. Thus, for any Company sponsored employee benefits not referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date.

6.
Outplacement Services. Arcadia Biosciences, Inc. has engaged the services of an Outplacement Counselor, Andrea Weiss, to assist you in your job search. The support of an experienced career counselor, coach, and job search expert, will help jumpstart your job search, see enclosure. These services are available to you for 2- months. To ensure costs are covered by Arcadia Biosciences, Inc., you can initiate outplacement services any time after March 1, 2024, but no later than May 15, 2024.
7.
Expense Reimbursement. You agree that no later than ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.
Return of Company Property. You agree to return on February 29, 2024 to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, memoranda, records, business plans and forecasts, reports, proposals, personnel information, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, etc.), entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on or before the Separation Date. If you have used any non- Company computer, hard drive, portable flash drive, server, cellular telephone, iPhone, iPod, Blackberry, PDA, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. You further agree to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. By executing and returning this Separation Agreement you are certifying that you have complied with your obligation herein to immediately return all Company documents and information regardless of where you have maintained such Company property. Your compliance with the terms of this Section is an express condition precedent to your eligibility to receive the Separation Payment.
9.
Post-Employment Restrictions. You acknowledge your continuing to refrain from disclosing or using, for yourself or another, any of the Company’s proprietary trade secret information.
10.
Unemployment Benefits. After the Separation Date, you may apply for unemployment benefits.Whether you receive benefits will be determined by the State.
11.
Job References. You should direct any job reference inquiries to Mary Anne Delaney, Director of Human Resources. In response to any such inquiries, the Company will provide only the position you held and the dates of employment. The Company will confirm your salary in response to any such inquiry only if you submit a signed request to the Company to disclose such information.
12.
Confidentiality. You shall hold the monetary terms of this Agreement in strictest confidence and shall not publicize or disclose them whatsoever provided; however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the amount of the severance of this Agreement to any current or former Company employee or independent contractor. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, nor does the Agreement limit your rights under Section 7 of the National Labor Relations Act to self-organize, form, join or assist labor organizations, bargain collectively through chosen representatives or to engage in concerted activities for purposes of collective bargaining or other mutual aid or protection.

Non-disparagement. You agree not to knowingly defame the Company, or its officers, directors, employees, shareholders or agents, in any manner that is untrue and likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Further, nothing in this provision limits or impairs your rights under Section 7 of the National Labor Relations Act to self-organize, form, join, or assist labor organizations, bargain collectively through chosen representatives, or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection. You understand and agree that this covenant not to disparage applies to both written and oral comments, as well as any comments posted on any social media or other Internet site.

13.
Release of All Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company and its owners, officers, directors, employees, agents, independent contractors, members, executors, partners, joint venturers, administrators, parent, subsidiaries, assigns, associates, affiliates, and attorneys, as well as all persons or companies acting by, under, through or in concert with any of them (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, vacation, fringe benefits, expense reimbursements, separation pay, or any other form of compensation that you claim are due and the Company disputes; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Family and Medical Leave Act, as amended (the “FMLA”); the federal Age Discrimination in Employment Act; the federal Older Workers Benefit Protection Act; the Lilly Ledbetter Fair Pay Act; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This Release does not prohibit you from participating in an Equal Employment Opportunity Commission (“EEOC”) or a federal, state or local administrative agency investigation or proceeding. You agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC or administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company. In addition, this Release shall not be construed in any way to waive any rights or benefits that may not be waived pursuant to applicable law.
14.
No Actions or Claims. You represent that you do not have pending in your name any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Released Parties, with any local, state or federal agency, union or court.
15.
Employee Affirmations. You affirm, to the extent applicable, that as of the execution by you of this Agreement you have otherwise been paid all wages and benefits due by the Company, and/or that any and all disputes between you and the Company regarding any wages or benefits you claim are due, are being fully compromised and released under this Agreement; you have no outstanding requests for copies of personnel, payroll, or other employment documents from the Company; you were not denied a requested leave or a requested reasonable accommodation and/or were advised why any request for reasonable accommodation was not available or would create an undue hardship; and you have no known workplace injuries or occupational diseases for which you have not previously filed a claim for workers’ compensation benefits.

16.
Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.
17.
Voluntary Agreement. You understand, represent, and agree as follows:
a)
In exchange for executing this Agreement, you have received separate consideration beyond that which you were otherwise entitled to under Employer’s policy or applicable law.
b)
By signing this Agreement, you are waiving, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers' Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq. Attached to this Agreement is an ADEA Disclosure which provides information regarding those positions affected by the reduction in force and the ages of employees in those positions. You have forty-five (45) days to consider this Agreement, but need not take the full forty-five (45) day period if you do not wish to do so. If you sign this Agreement before the expiration of the forty-five (45) day period, you acknowledge that you did so voluntarily.
c)
You have seven (7) days to revoke your waiver under the ADEA and OWBPA after signing this Agreement. For your revocation to be effective, you must give written notice of your revocation to the Company (addressed to the attention of Mary Anne Delaney, Director of Human Resources) prior to the expiration of the seven (7) day period. If you submit such revocation, you will not be paid the Separation Payment provided for under Section 3 above.
d)
You have carefully read and fully understand all of the provisions of this Agreement, including the legal and binding effect of the Agreement, and the exchange of benefits and promises herein.
e)
You understand and agree that the Company’s obligation to perform under this Agreement is conditioned upon your performance of all agreements, releases and covenants to the Company.
f)
You knowingly and voluntarily intend to be legally bound by this Agreement.
g)
You are entering into this Agreement knowingly and voluntarily and of your own free will and choice.
h)
By the terms contained herein, you have been encouraged and given the opportunity to consult with an attorney of your choice prior to signing this Agreement.
18.
Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.
19.
Compliance with IRC Section 409A. To the extent IRC Section 409A should apply to the payment made under this Agreement, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

20.
Effective Date. This Agreement shall become effective on the tenth (10th day) following your execution and return of the Agreement to the Company, provided you have not submitted a revocation of your acceptance as provided for in Section 17.c.

If this Agreement is acceptable to you, please sign below and return the original to me. I wish you good luck in your future endeavors.

Sincerely,

By: /s/ Stanley Jacot

Stanley Jacot

Title: Chief Executive Officer

ACKNOLWEDGEMENT AND ACCEPTANCE

I hereby understand, acknowledge, and accept the terms of the Separation Agreement as stated above.

Signature: /s/ Laura Pitlik Date: February 13, 2024

Printed Name: Laura Pitlik